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                                                                 Exhibit 99.3.1

                          Trump Casino Holdings, LLC

                                      and

                          Trump Casino Funding, Inc.

                               Offer to Exchange

                11 5/8% First Priority Mortgage Notes due 2010 which have been registered under the Securities Act of 1933, as amended, for any and all Outstanding
                11 5/8% First Priority Mortgage Notes due 2010

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

   Upon and subject to the terms and conditions set forth in the Prospectus,
dated April      , 2003 (the "Prospectus"), and the enclosed Letter of
Transmittal (the "Letter of Transmittal"), an offer (the "Exchange Offer") to exchange registered 11 5/8% First Priority Mortgage Notes due 2010 (the "Exchange Notes") for any and all outstanding 11 5/8% First Priority Mortgage Notes due 2010 (the "Original First Priority Notes") (CUSIP No. 89816RAA5 for Original First Priority Notes offered and sold in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and CUSIP No. U89688AA0 for Original First Priority Notes offered and sold pursuant to Regulation S under the Securities Act) is being made pursuant to such Prospectus. The Exchange Offer is being made in order to satisfy certain obligations of Trump Casino Holdings, LLC and Trump Casino Funding, Inc. (together, the "Issuers") and the Issuers' subsidiaries (each a "Guarantor" and collectively, the "Guarantors") contained in the Registration Rights Agreement, dated as of March 25, 2003, between the Issuers, the Guarantors, Deutsche Bank Securities Inc., Credit Suisse First Boston LLC, UBS Warburg LLC and Jefferies & Company, Inc.

   We are requesting that you contact your clients for whom you hold Original First Priority Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original First Priority Notes registered in your name or in the name of your nominee, or who hold Original First Priority Notes registered in their own names, we are enclosing the following documents:

      1.  Prospectus dated April   , 2003;

      2. The Letter of Transmittal for your use and for the information of your clients;

      3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Original First Priority Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the expiration date of the Exchange Offer or if the procedure for book-entry transfer cannot be completed on a timely basis; and

      4. A form of letter which may be sent to your clients for whose account you hold Original First Priority Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

   Your prompt action is requested. The Exchange Offer will expire at 5:00
p.m., New York City time, on               , 2003 (30 calendar days following
the commencement of the Exchange Offer), unless extended by the Issuers. Original First Priority Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration date for the Exchange Offer.

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   To participate in the Exchange Offer, a duly executed and properly completed
Letter of Transmittal, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Original First Priority Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

   If holders of Original First Priority Notes wish to tender, but it is impracticable for them to forward their certificates for Original First Priority Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures."

   Additional copies of the enclosed material may be obtained from the Exchange Agent, U.S. Bank Trust National Association, U.S. Bank Trust Center, St. Paul, Minnesota 55101,

                                          TRUMP CASINO HOLDINGS, LLC

                                          TRUMP CASINO FUNDING, INC.

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